Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Hill International, Inc. and Subsidiaries on Form S-8 to be filed on or about June 20, 2012 of our report dated February 12, 2011, related to the financial statements of Stanley Baker Hill, LLC as of December 31, 2009 for the year then ended, appearing in the Annual Report on Form 10-K of Hill International, Inc. for the year ended December 31, 2011, which report expressed an unqualified opinion.

/s/ Schneider Downs & Co., Inc.

Pittsburgh, Pennsylvania

June 20, 2012